SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

GEICO Corporation

Medical Protective Corporation

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company

National Fire & Marine Insurance Company

Columbia Insurance Company

Government Employees Insurance Company

The Medical Protective Company

Berkshire Hathaway Assurance Corporation

Berkshire Hathaway Life Insurance Company of Nebraska

Berkshire Hathaway Homestate Insurance Company

National Indemnity Company of Mid America

Berkshire Hathaway Specialty Insurance Company

AmGUARD Insurance Company

Finial Reinsurance Company

NorGUARD Insurance Company

Old United Casualty Company

Berkshire Hathaway Direct Insurance Company

EMPLOYEE BENEFIT PLANS IN ACCORDANCE WITH 13d-1-(b)(1)(ii)(F)

BNSF Master Retirement Trust

Precision Castparts Corp. Master Trust

Note: No Common Stock of The Bank of New York Mellon Corporation is held directly by Berkshire Hathaway Inc. or by Warren E. Buffett, an individual who may be deemed to control Berkshire Hathaway Inc. 1,203,000 shares or approximately 0.1% of Common Stock of The Bank of New York Mellon Corporation are held directly by Brilliant National Services, Inc. and MPP Company, Inc., neither of which are persons specified in Rule 13d-1 (b) (1) (ii) (A) through (J).